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                                                                  EXHIBIT (3)(c)

                                AMENDMENT OF BY-LAWS

     RESOLVED, by the Board of Directors of Sundstrand Corporation, that the first sentence of Section 3.1 of the By-Laws of the Corporation be, and it hereby is, amended effective April 15, 1997, by changing the word "eleven" to "eight" where it appears in such sentence.